Exhibit 17(ii)

PROVIDENT INVESTMENT COUNSEL MUTUAL FUNDS




PROVIDENT INVESTMENT COUNSEL TWENTY FUND I

PROSPECTUS
_______________, 2001


THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Please read this prospectus before investing, and keep it on file for future reference. It contains important information, including how the Fund invests and the services available to shareholders.
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CONTENTS

Key Facts                         An Overview of the Fund
                                  Risk/Return Summary
                                  The Principal Goals, Strategies and
                                  Risks of the Fund
                                  Performance
                                  Fees and Expenses
                                  Management
Your Account                      Calculation of Net Asset Value
                                  How to Buy Shares
                                  How to Sell Shares
                                  Important Redemption Information
                                  Investor Services
Shareholder Account Policies      Dividends, Capital Gains and Taxes
                                  Distribution Options
                                  Understanding Distributions
                                  Transaction Details
                                  Financial Highlights
                                  Privacy Notice

                             AN OVERVIEW OF THE FUND

The Fund is a series of PIC Investment Trust (the "Trust"), a registered investment company. Provident Investment Counsel ("PIC") is the Fund's adviser.

                               RISK/RETURN SUMMARY

THE PRINCIPAL GOALS, STRATEGIES AND RISKS OF THE FUND

GOAL: Long term growth of capital. The Fund may change its objective without shareholder approval.

PRINCIPAL INVESTMENT STRATEGIES:

IN WHAT TYPES OF SECURITIES DOES THE FUND INVEST? Normally, the Fund invests in approximately 17-30 stocks selected primarily from the stocks contained within the S & P/BARRA Growth and Russell 1000 Growth Indices. The Fund may also invest in companies contained within the S & P/BARRA Value and Russell 1000 Value Indices. The Fund primarily emphasizes large companies (i.e., companies with market capitalizations of $5 billion or greater at the time of purchase). Equity securities represent an ownership interest, or the right to acquire an ownership interest, in an issuer. Different types of equity securities provide different voting and dividend rights and priority in case of the bankruptcy of the issuer. Equity securities include common stocks, preferred stocks, convertible securities, rights and warrants.

HOW DOES THE ADVISER SELECT SECURITIES FOR THE FUND? The adviser narrows the Fund's investment universe of potential investments to develop a watch list of approximately 350 names by screening for:

* Large companies (i.e., companies with market capitalization of $5 billion or more at the time of purchase;

* Companies that meet its revenue and earnings growth expectations (normally exceeding the average revenue and earnings growth expectations for the market on which the security is primarily traded); and

* Companies that the adviser believes possess superior financial characteristics relative to the company's competitors/peers and that of the market on which the security is primarily traded.

Through further research employing technical and fundamental screens, company contact and communication with other research firms, the adviser develops a buy list of no more than 60 stocks. Using a "bottom-up" security selection process (i.e., focusing on individual stocks rather than industries or sectors) the adviser searches for companies:

* Possessing at least one catalyst for growth, such as new products, exploiting demographic trends, proprietary products, gaining market share and/or a changing cost structure in order to attain or maintain very strong earnings per share growth;

*    Where management owns a significant portion of the company's stock; and

* Having strong management goals and growth plans supported by stringent controls and a commitment to enhancing shareholder value.

Finally, the adviser conducts regular meetings of its Fund Management Team, during which the team reviews individual security holdings and weightings, proposed new purchases and sales, sector weights, and performance attribution. The Team evaluates a number of key economic and market criteria, and assesses the current environment for equity investments to help confirm its analysts' stock recommendations. The adviser then focuses the assets of the Fund on its best investment ideas.

The adviser considers selling a stock when:

*    The stock has met or exceeded the adviser's price target;

* The stock's price has declined 20% or more from a recent high, or its purchase price;

*    The stock is no longer a top analyst pick;

* There is a fundamental change in the outlook of the company or the company's industry;

*    The stock is a bottom decile performer;

* The stock's relative price/earnings ratio indicates that the stock is overvalued;

*    The adviser decides to de-emphasize an industry sector; or

* The adviser identifies a more attractive alternative based on the adviser's investment criteria.

WHAT ARE THE FUND'S PRINCIPAL RISKS?

MANAGEMENT RISKS. As with all mutual funds, at any time, your investment in the Fund may be worth more or less than the price you originally paid for it. There is also a possibility that the Fund will not achieve its goal. This could happen because its strategy failed to produce the intended results or because the adviser did not implement its strategy properly. The Fund's shares are not bank deposits and are not guaranteed, endorsed, or insured by any financial institution, government authority or the FDIC. You may lose money by investing in the Fund.

MARKET AND SMALL/MID COMPANY RISKS. As with all equity funds, the risks that could affect the value of the Fund's shares and the total return on your investment include the possibility that the equity securities held by the Fund will experience sudden, unpredictable drops in value or long periods of decline in value. This may occur because of factors that affect the securities markets generally, such as adverse changes in economic conditions, the general outlook for corporate earnings, interest rates or investor sentiment. Equity securities may also lose value because of factors affecting an entire industry or sector, such as increases in production costs, or factors directly related to a specific company, such as decisions made by its management. This risk is greater for small and medium sized companies, which tend to be more vulnerable to adverse developments than larger companies.

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NON-DIVERSIFICATION RISKS. Since the Fund is not diversified, it may invest a greater percentage of its assets in a particular issuer than a diversified fund. Diversifying a mutual fund's investment can reduce the risks of investing by limiting the amount of money it invests in any one issuer. Therefore, being non-diversified may cause the value of the Fund's shares to be more sensitive to changes in the market value of a single issuer than diversified mutual funds.

PERFORMANCE

The following performance information indicates some of the risks of investing in the Fund. The bar chart shows the Fund's total return for its initial year of operation. The table shows the Fund's return compared with broad-based market indexes. This past performance will not necessarily continue in the future.

[The following is the bar chart]
Provident Investment Counsel Twenty Fund I

Calendar Year Total Return (%)*

2000 __.__%

[End of bar chart]

*During this period, the Fund was a series of UAM Funds Trust.

Best quarter: up __.__%, ______ quarter 200_
Worst quarter: down __.__%, ____ quarter 200_


AVERAGE ANNUAL TOTAL RETURN
AS OF DECEMBER 31, 2000

                                                     1 Year
                                                     ------

Provident Investment Counsel Twenty Fund I           __.__%
S&P 500 Index*                                       __.__%

----------
* The S&P 500 Index is an unmanaged index generally representative of the market for the stocks of large-sized U.S. companies.

FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. The Fund is a no-load investment, which means there are no fees or charges to buy or sell its shares, to reinvest dividends and gains.

ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Fund assets)

Management Fees                                0.90%
Other Expenses                                 0.40%
                                              -----
Total Annual Fund  Operating Expenses*         1.30%

----------
* Pursuant to a contract with the Fund, PIC has agreed to reimburse the Fund for investment advisory fees and other expenses for ten years ending March 1, 2010. PIC reserves the right to be reimbursed for any waiver of its fees or expenses (including such reimbursements) paid on behalf of the Fund if, within three subsequent years, the Fund's expenses are less than the limit agreed to by PIC. Any reimbursements to PIC are subject to approval by the Board of Trustees.

EXAMPLE: These examples will help you compare the cost of investing in the Fund with the cost of investing in other mutual fund. These examples are only illustrations, and your actual costs may be higher or lower. Let's say, hypothetically, that the Fund's annual return is 5% , that all dividends and distributions are reinvested and that its operating expenses remain the same. For every $10,000 you invest, here's how much you would pay in total expenses for the time periods shown if you redeemed your shares at the end of the period:

After 1 year         $ ___
After 3 years        $ ___
After 5 years        $ ___
After 10 years       $ ___

MANAGEMENT

PIC is the adviser to the Fund. PIC's address is 300 North Lake Avenue, Pasadena, CA 91101. PIC traces its origins to an investment partnership formed in 1951. It is now an indirect, wholly owned subsidiary of Old Mutual plc. Old Mutual is a United Kingdom-based financial services group with substantial asset management, insurance and banking businesses. An investment committee of PIC formulates and implements an investment program for the Fund, including determining which securities should be bought and sold.

The Fund pays an investment advisory fee to PIC for managing the Fund's investments. Last year, when the Fund was a series of UAM Funds Trust, as a percentage of net assets the Fund paid 0.90%.

YOUR ACCOUNT

CALCULATION OF NET ASSET VALUE

Once each business day, the Fund calculates its net asset value (NAV). NAV is calculated at the close of regular trading on the New York Stock Exchange
(NYSE), which is normally 4 p.m., Eastern time. NAV will not be calculated on days that the NYSE is closed for trading.

The Fund's assets are valued primarily on the basis of market quotations. If quotations are not readily available, assets are valued by a method that the Board of Trustees believes accurately reflects fair value.

HOW TO BUY SHARES

The price you will pay to buy Fund shares is based on the Fund's NAV. Shares are purchased at the next NAV calculated after the investment is received and accepted.

If you buy shares by check and then sell those shares within two weeks, the payment may be delayed for up to seven business days to ensure that your purchase check has cleared.

If you are investing by wire, please be sure to call (800) 618-7643 before sending each wire.

MINIMUM INVESTMENTS

TO OPEN AN ACCOUNT                     $ _____

The Fund may, at its discretion, waive the minimum investment for employees and affiliates of PIC or any other person or organization deemed appropriate

For retirement accounts                $ _____

TO ADD TO AN ACCOUNT                   $ _____

For retirement plans                   $ _____

Through automatic investment plans     $ _____

MINIMUM BALANCE                        $ _____

For retirement accounts                $ _____

FOR INFORMATION:                       (800)XXX-XXXX

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TO INVEST

BY MAIL:

     Provident Investment Counsel Funds
     P.O. Box XXXX
     ________________, __ XXXXX

BY WIRE:

     Call: (800) ___-____ to set up an account and arrange a wire transfer

BY OVERNIGHT DELIVERY:

     PROVIDENT INVESTMENT COUNSEL FUNDS

     _____________________________

     ___________________, __ XXXXX

HOW TO SELL SHARES

You can arrange to take money out of your account at any time by selling (redeeming) some or all of your shares. Your shares will be sold at the next NAV calculated after your order is received by the Transfer Agent with complete information and meeting all the requirements discussed in this Prospectus.

To sell shares in a non-retirement account, you may use any of the methods described on these two pages. If you are selling some but not all of your shares, you must leave at least $1,000 worth of shares in the account to keep it open ($500 for retirement accounts).

Certain requests must include a signature guarantee. It is designed to protect you and the Fund from fraud. Your request must be made in writing and include a signature guarantee if any of the following situations apply:

*    You wish to redeem more than $100,000 worth of shares,

*    Your account registration has changed within the last 30 days,

* The check is being mailed to a different address from the one on your account (record address), or

*    The check is being made payable to someone other than the account owner.

Shareholders redeeming their shares by mail should submit written instructions with a guarantee of their signature(s) by an eligible institution acceptable to the Fund's Transfer Agent, such as a domestic bank or trust company, broker, dealer, clearing agency or savings association, who are participants in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) and New York Stock Exchange, Inc. Medallion Signature Program (MSP). Signature guarantees that are not part of these programs will not be accepted. A notary public cannot provide a signature guarantee.

SELLING SHARES IN WRITING

Write a "letter of instruction" with:

*    Your name,

*    Your Fund Account number,

*    The dollar amount or number of shares to be redeemed, and

* Any other applicable requirements listed under "Important Redemption Information."

*    Unless otherwise instructed, PIC will send a check to the record address.

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MAIL YOUR LETTER TO:

PROVIDENT INVESTMENT COUNSEL FUNDS
P.O. BOX XXXX
_________________, __XXXXX

IMPORTANT REDEMPTION INFORMATION

                 ACCOUNT TYPE                 SPECIAL REQUIREMENTS
                 ------------                 --------------------

PHONE          All account types    * Your telephone call must be received
(800)XXX-XXX   except retirement      by 4 p.m. Eastern time to be redeemed on
                                      that day (maximum check request $100,000).

MAIL OR IN     Individual, Joint    * The letter of instructions must be
PERSON         Tenant, Sole           signed by all persons required to sign
               Proprietorship,        for transactions, exactly as their names
               UGMA, UTMA             appear on the account.

               Retirement Account   * The account owner should complete a
                                      retirement distribution form. Call
                                      (800) XXX-XXXX to request one.

               Trust                * The trustee must sign the letter
                                      indicating capacity as trustee. If the
                                      trustee's name is not in the account
                                      registration, provide a copy of the
                                      trust document certified within the last
                                      60 days.

               Business or          * At least one person authorized by
               Organization           corporate resolutions to act on the
                                      account must sign the letter.

                                    * Include a corporate resolution with
                                      corporate seal or a signature guarantee.

               Executor,            * Call (800) XXX-XXXX for instructions.
               Administrator,
               Conservator,
               Guardian

WIRE           All account types    * You must sign up for the wire feature
               except retirement      before using it. To verify that it is
                                      in place, call (800) XXX-XXXX. Minimum
                                      redemption wire: $5,000.

                                    * Your wire redemption request must be
                                      received by the Fund before 4 p.m.
                                      Eastern time for money to be wired the
                                      next business day.

INVESTOR SERVICES

PIC provides a variety of services to help you manage your account.

INFORMATION SERVICES

PIC's telephone representatives can be reached at (800) XXX-XXXX.

Statements and reports that PIC sends to you include the following:

* Confirmation statements (after every transaction that affects your account balance or your account registration)

*    Annual and semi-annual shareholder reports (every six months)

TRANSACTION SERVICES

SYSTEMATIC WITHDRAWAL PLANS let you set up periodic redemptions from your account. These redemptions take place on the 25th day of each month or, if that day is a weekend or holiday, on the prior business day. This service is available to Fund A account holders only.

REGULAR INVESTMENT PLANS

One easy way to pursue your financial goals is to invest money regularly. PIC offers convenient services that let you transfer money into your Fund account automatically. Automatic investments are made on the 20th day of each month or, if that day is a weekend or holiday, on the prior business day. While regular investment plans do not guarantee a profit and will not protect you against loss in a declining market, they can be an excellent way to invest for retirement, a home, educational expenses, and other long term financial goals. Certain restrictions apply for retirement accounts. Call (800) XXX-XXXX for more information.

SHAREHOLDER ACCOUNT POLICIES

DIVIDENDS, CAPITAL GAINS AND TAXES

The Fund distributes substantially all of its income and capital gains, if any, to shareholders each year in December.

DISTRIBUTION OPTIONS

When you open an account, specify on your application how you want to receive your distributions. If the option you prefer is not listed on the application, call (800) XXX-XXXX for instructions. The Fund offers three options:

1. REINVESTMENT OPTION. Your dividend and capital gain distributions will be automatically reinvested in additional shares of the Fund. If you do not indicate a choice on your application, you will be assigned this option.

2. INCOME-EARNED OPTION. Your capital gain distributions will be automatically reinvested, but you will be sent a check for each dividend distribution.

3. CASH OPTION. You will be sent a check for your dividend and capital gain distributions.

For retirement accounts, all distributions are automatically reinvested. When you are over 59 1/2 years old, you can receive distributions in cash.

When the Fund deducts a distribution from its NAV, the reinvestment price is the Fund's NAV at the close of business that day. Cash distribution checks will be mailed within seven days.

UNDERSTANDING DISTRIBUTIONS

As a Fund shareholder, you are entitled to your share of the Fund's net income and gains on its investments. The Fund passes its net income along to investors as distributions which are taxed as dividends; long term capital gain distributions are taxed as long term capital gains regardless of how long you have held your Fund shares. Every January, PIC will send you and the IRS a statement showing the taxable distributions.

TAXES ON TRANSACTIONS. Your redemptions--including exchanges--are subject to capital gains tax. A capital gain or loss is the difference between the cost of your shares and the price you receive when you sell or exchange them.

Whenever you sell shares of the Fund, PIC will send you a confirmation statement showing how many shares you sold and at what price. You will also receive a consolidated transaction statement every January. However, it is up to you or your tax preparer to determine whether the sale resulted in a capital gain and, if so, the amount of the tax to be paid. Be sure to keep your regular account statements; the information they contain will be essential in calculating the amount of your capital gains.

TRANSACTION DETAILS

When you sign your account application, you will be asked to certify that your Social Security or taxpayer identification number is correct and that you are not subject to "backup withholding" for failing to report income to the IRS. If you violate IRS regulations, the IRS can require the Fund to withhold amounts from your taxable distributions and redemptions.

You may initiate many transactions by telephone. PIC and its agents will not be liable for losses resulting from unauthorized transactions if it follows reasonable procedures designed to verify the identity of the caller. We will request personalized security codes or other information, and may also record calls. You should verify the accuracy of your confirmation statements immediately after you receive them.

The Fund reserves the right to suspend the offering of shares for a period of time. The Fund also reserves the right to reject any specific purchase order, including certain purchases by exchange. See "Exchange Privilege." Purchase orders may be refused if, in PIC's opinion, they would disrupt management of the Fund.

Please note this about purchases:

* All of your purchases must be made in U.S. dollars, and checks must be drawn on U.S. banks.

*    PIC does not accept cash or third party checks.

* When making a purchase with more than one check, each check must have a value of at least $50.

* The Fund reserves the right to limit the number of checks processed at one time.

* If your check does not clear, your purchase will be canceled and you could be liable for any losses or fees the Fund or its transfer agent has incurred.

To avoid the collection period associated with check purchases, consider buying shares by bank wire, U.S. Postal money order, U.S. Treasury check, Federal Reserve check, or direct deposit instead.

You may buy shares of the Fund or sell them through a broker, who may charge you a fee for this service. If you invest through a broker or other institution, read its program materials for any additional service features or fees that may apply.

Certain financial institutions that have entered into sales agreements with PIC may enter confirmed purchase orders on behalf of customers by phone, with payment to follow no later than the time when the Fund is priced on the following business day. If payment is not received by that time, the financial institution could be held liable for resulting fees or losses.

Please note this about redemptions:

* Normally, redemption proceeds will be mailed to you on the next business day, but if making immediate payment could adversely affect the Fund, it may take up to seven days to pay you.

* Redemptions may be suspended or payment dates postponed beyond seven days when the NYSE is closed (other than weekends or holidays), when trading on the NYSE is restricted, or as permitted by the SEC.

* PIC reserves the right to deduct an annual maintenance fee of $12.00 from accounts with a value of less than $1,000. It is expected that accounts will be valued on the second Friday in November of each year. Accounts opened after September 30 will not be subject to the fee for that year. The fee, which is payable to the transfer agent, is designed to offset in part the relatively higher cost of servicing smaller accounts.

* PIC also reserves the right to redeem your shares and close your account if it has been reduced to a value of less than $1,000 as a result of a redemption or transfer. PIC will give you 30 days prior notice of its intention to close your account.

FINANCIAL HIGHLIGHTS

These tables show the Fund's financial performance for up to the past five years. During the period shown, the Fund was a series of UAM Funds Trust. Certain information reflects financial results for a single Fund share. "Total return" shows how much your investment in the Fund would have increased or decreased during each period, assuming you had reinvested all dividends and distributions. The information has been audited by PriceWaterhouseCoopers LLP, Independent Certified Public Accountants. Their reports and the Fund's financial statements are included in the Annual Reports.

                                                  Year           December 29,
                                                 Ended            1999*** to
                                             April 30, 2001     April 30, 2000
                                             --------------     --------------

Net Asset Value, Beginning of Period ......     $   9.61           $  10.00
                                                --------           --------
Income From Investment Operations
  Net Investment Loss .....................        (0.04)             (0.02)
  Net Realized and Unrealized Loss ........        (4.15)             (0.37)++
                                                --------           --------
  Total from Investment Operations ........        (4.19)             (0.39)

Net Asset Value, End of Period ............     $   5.42           $   9.61
                                                ========           ========

Total Return+ .............................       (43.60)%            (3.90)%**
                                                ========           ========
Ratios and Supplemental Data

Net Assets, End of Period (Thousands) .....     $ 26,650           $ 31,309
Ratio of Expenses to Average Net Assets ...         1.30%              1.31%*
Ratio of Net Investment Loss to
  Average Net Assets ......................        (0.78)%            (0.57)%*
Portfolio Turnover Rate ...................          137%                80%

----------
*    Annualized
**   Not Annualized
***  Commencement of Operations
+ Total return would have been lower had certain expenses not been waived by the Adviser during the period.
++ The amount shown for a share outstanding throughout the period does not accord with the aggregate net gains on investments for that period, because of the timing of sales and repurchases of the portfolio shares in relation to fluctuating market value of the investment of the Portfolio.

                                 PRIVACY NOTICE

The Trust, the Adviser and the Distributor may collect non-public information about you from the following sources:

-    Information we receive about you on applications or other forms

-    Information you give us on this site or orally; and

-    Information about your transactions with us or others.

We do not disclose any non-public personal information about our customers or former customers without the customer's authorization , except as required by law or in response to inquiries from governmental authorities. We restrict access to your personal and account information to those employees who need to know that information to provide products and services to you. We also may disclose that information to unaffiliated third parties (such as to brokers or custodians) only as permitted by law and only as needed for us to provide agreed services to you. We maintain physical, electronic and procedural safeguards to guard your nonpublic personal information.

PROVIDENT INVESTMENT COUNSEL

Provident Investment Counsel Twenty Fund I

For investors who want more information about the Fund, the following documents are available free upon request:

ANNUAL/SEMI-ANNUAL REPORTS: Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI): The SAI provides more detailed information about the Fund and is incorporated by reference into this Prospectus.

You can get free copies of the Fund's reports and SAI, request other information and discuss your questions about the Fund by contacting the Fund at:

                          Provident Investment Counsel
                            ________________________
                           __________________________
                            Telephone: 1-800-XXX-XXXX
                                 www.provnet.com

You can review and copy information including the Fund's reports and SAI at the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-202-942-8090. Reports and other information about the Fund are available:

Free of charge from the Commission's EDGAR database on the Commission's Internet website at http://www.sec.gov

For a fee, by writing to the Public Reference Room of the Commission, Washington, DC 20549-0102 or by electronic request at the following e-mail address: publicinfo@sec.gov.

                                         (The Trust's SEC Investment Company Act
                                                          File No. is 811-06498)